EMPLOYMENT AGREEMENT AMMENDMENT #2

This Amendment dated October 15, 2012 hereby amends the Employment Agreement dated May 17, 2010 by and between PREMIER POWER RENEWABLE ENERGY, INC. (“Company”) and Miguel de Anquin (“Employee”).

Article I. Severance Plan

TERMINATION BY COMPANY

Immediately, upon 30 days’ written notice to Employee, without cause, on the following terms and conditions:

a)	Employee shall receive Two (2) months of salary as severance compensation within five days of termination. Employee may elect at Employee’s sole discretion to take payments on a ratable basis over a twelve month period; plus

b)	The Company health insurance plan remains in place for the same 2 month period at the sole cost of the Company;

c)	All loans due the employee will be paid in full before termination,

d)	All options and restricted stock, that have been granted, shall immediately vest on the termination date.

TERMINATION BY EMPLOYEE: This Agreement may be terminated at any time, by Employee as follows:

1.	Immediately, upon written notice to Company, “For Good Reason” specifying the grounds constituting such Good Reason, in which case the obligations of Company shall the same as outlined the “TERMINATION BY COMPANY” paragraph above provided, however :

a)	the assignment to Employee of any duties inconsistent in any material respect with Employee’s then position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any other action by the Company, which when taken as a whole, results in a significant diminution in Employee’s position, authority, duties or responsibilities, excluding for this purpose any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Company within five (5) business days after receipt of notice thereof given by Employee; or

b)	a reduction by the Company in Employee’s Base Salary or Cash Bonus metric without the consent of Employee or the failure by the Company to continue in effect any material benefit or compensation plan, life insurance plan, health and accident plan or disability plan in existence as of the date of this Agreement (or a replacement or substitute plan providing Employee with substantially similar or improved benefits) in which Employee is participating, or the material reduction of Employee’s benefits under any of such plans (or replacement or substitute plans) or the failure to make any payment of Base Salary or other amount due and owing within thirty (30) days of the date it was due; or

c)	the Company acts to change the geographic location of the performance of Employee’s duties from El Dorado Hills area, provided, however, the parties acknowledge that the Company and Employee may mutually agree to change the geographic location of the performance of Employee’s duties, in which case the Company shall pay for or reimburse Employee for all relocation costs.

Agreed and Accepted:

PREMIER POWER RENEWABLE

ENGERY, INC.

By            Dean R. Marks

Title           CEO

Date: October 17, 2012

/s/ Miguel de Anquin_________________

Employee: Miguel de Anquin

Date: October 17, 2012